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                                                                       EXHIBIT 5

                                Merck & Co., Inc.
                                 One Merck Drive
                          Whitehouse Station, NJ 08889


November 26, 2002

Board of Directors
Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ 08889-0100

      Re: Registration Statement on Form S-8 for the Merck & Co., Inc. Deferral Program as restated on October 15, 2002

Ladies and Gentlemen:

I am the Vice President, Secretary & Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the "Corporation"), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended, of (i) $200,000,000 of unsecured obligations (the "Deferred Compensation Obligations") of the Company to pay deferred compensation in accordance with the terms and conditions of the Company's Deferral Program as restated October 15, 2002 (the "Program"); and (ii) 1,000,000 shares of the Common Stock, par value $0.01 per share (the "Shares"), of the Corporation, which may be issued by the Corporation pursuant to the Program.

I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the Deferred Compensation Obligations and Shares, and have reviewed such matters of law as I have deemed necessary for this opinion.

I am admitted to the Bar of the State of New York. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

On the basis of the foregoing examination and review, I advise you that, in my opinion:
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      1.    The Corporation is a corporation duly organized and existing under the laws of the State of New Jersey.

      2. The Deferred Compensation Obligations have been duly authorized and, when the Registration Statement and any amendments thereto filed with the Securities and Exchange Commission have become effective, and deferred amounts are credited to the accounts of participants in accordance with the terms and conditions of the Program, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms and the terms and conditions of the Program, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws or general applicability relating to or affecting enforcement of creditors' rights or by general equity principles; and

      3. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm, or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            By:   /s/ Celia A. Colbert
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                                                  Celia A. Colbert
                                                  Vice President, Secretary, and
                                                  Assistant General Counsel